CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Funds Trust

We consent to the use of our report dated July 27, 2018, with respect to the financial statements of Wells Fargo Dynamic Target Today Fund, Wells Fargo Dynamic Target 2015 Fund, Wells Fargo Dynamic Target 2020 Fund, Wells Fargo Dynamic Target 2025 Fund, Wells Fargo Dynamic Target 2030 Fund, Wells Fargo Dynamic Target 2035 Fund, Wells Fargo Dynamic Target 2040 Fund, Wells Fargo Dynamic Target 2045 Fund, Wells Fargo Dynamic Target 2050 Fund, Wells Fargo Dynamic Target 2055 Fund, and Wells Fargo Dynamic Target 2060 Fund, eleven of the funds comprising the Wells Fargo Funds Trust, as of May 31, 2018, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts

September 25, 2018